Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 26, 2022 with respect to the consolidated financial statements of Sangoma Technologies Corporation and its subsidiaries (the “Company”) as at June 30, 2022, June 30, 2021, and July 1, 2020, and for each of the years in the two-year period ended June 30, 2022 included in the Annual Report on Form 40-F of Sangoma Technologies Corporation for the year ended June 30, 2022, as filed with the United States Securities Exchange Commission (“SEC”), which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

March 28, 2023

Toronto, Canada